Exhibit 15.5

3rd Floor, 44 Esplanade,
St. Helier, Jersey, JE49WG

CONSENT OF QUALIFIED PERSON

In connection with the MAC Copper Limited (the “Company”) Annual Report on Form 20-F for the year ended December 31, 2024 and any amendments or supplements and/or exhibits thereto (collectively, the “Form 20-F”), the undersigned consents to:

●	the incorporation by reference and use of the technical report summary titled “Technical Report Summary – CSA Copper Mine – New South Wales – Australia” (the “Technical Report Summary”), with an effective date of April 22, 2024, into the Form 20-F, and into the Company’s Registration Statement on Form F-3 (Registration No. 333-276216) (including any amendments or supplements thereto and any prospectuses forming a part of such registration statement) (the “Registration Statement”);
●	the use of and references to his name, including his status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the SEC), in connection with the Technical Report Summary, the Form 20-F and the Registration Statement; and
●	any extracts from or a summary of the Technical Report Summary in the Form 20-F and incorporated by reference in the Registration Statement and the use of any information derived, summarized, quoted or referenced from the Technical Report Summary, or portions thereof, that was prepared by him, that he supervised the preparation of and/or that was reviewed and approved by him, that is included or incorporated by reference in the Form 20-F and the Registration Statement.

Dated: March 28, 2025

/s/ Eliseo Apaza
Eliseo Apaza
Employed by Cobar Management Pty Ltd a wholly owned subsidiary of MAC Copper
Limited A Member of the Australian Institute of Mining and Metallurgy, a Qualified Person